EXHIBIT 4.6

SUPPLEMENTAL AGREEMENT WITH CONSENT OF HOLDERS
TO LOAN AND TRUST AGREEMENT

This Supplemental Agreement With Consent of Holders to the Alpha Class Notes Loan and Trust Agreement dated as of April 20, 2005 (the "Agreement") is made by the Company pursuant to Article IX, Section 9.02 of the Loan Agreement by and between Ministry Partners Investment Corporation (the "Company") and U.S. Bank National Association ("U.S. Bank").

WHEREAS, pursuant to such resignation of the Trustee and appointment of the Successor Trustee pursuant to the Agreement of Resignation, Appointment and Acceptance dated August 7, 2008, King Trust Company, N.A., Trustee under the Agreement, has agreed to resign, U.S. Bank has agreed upon such resignation to become Successor Trustee under the Agreement, and the Company has consented and agreed; and

WHEREAS, the Company and U.S. Bank desire to amend the Agreement in order to reflect the appointment of U.S. Bank as Successor Trustee and to make certain other changes to the Agreement; and

WHEREAS, a Majority In Interest of the holders of the Company's Alpha Class Notes (the "Holders") have consented to the appointment of U.S. Bank as Successor Trustee pursuant to Article VII, Section 7.01(b) and such changes to the Agreement as set forth in this Supplemental Agreement; and

NOW, THEREFORE, the Company and U.S. Bank agree as follows:

1.           Article I of the Agreement is hereby amended and restated to define "Agreement" as follows:

""Agreement" means this instrument as originally executed or as it may from time to time be supplemented, modified or amended by one or more supplemental agreements hereto entered into pursuant to the applicable provisions hereof. The Agreement is qualified under or subject to the Trust Indenture Act of 1939, as amended."

2.           Article I of the Agreement is hereby amended and restated to define "Trustee" as follows:

""Trustee" means U.S. Bank National Association, or a Successor Trustee approved pursuant to the applicable provisions of this Agreement."

3.           Article II, Section 2.08 of the Agreement is amended and restated to read as follows:

"Section 2.08. The Company to Furnish Trustee Lists of Holders. The Company will furnish or cause to be furnished to the Trustee not more than five (5) days after its appointment and acceptance as Trustee, and at such other times as the Trustee may reasonably request in writing, within ten (10) business days after receipt by the Company of any such request, a list in such form as the Trustee may reasonably request containing all the information in the possession or control of the Company, or any of its paying agents, as to the names and addresses of the Holders of the Notes, obtained since the date as of which the next previous list, if any, was furnished, and upon request of the Trustee, the status of the amount of principal and interest paid or outstanding in respect of each of the Notes."

4.           The first sentence of Article III, Section 3.03 of the Agreement is hereby amended and restated to read as follows:

"Section 3.03. Rights and Responsibilities of the Trustee. The Trustee shall, in case of an Event of Default shall occur and be continuing, exercise the rights and powers vested in it by this Agreement, and use the same degree of care and skill as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. No provision of this Agreement shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct."

5.           Article II, Section 11.02(a) of the Agreement is amended and restated in its entirety to read as follows:

"(a)           The Trustee by any Holder or by the Company given in writing to the Trustee at U.S. Bank National Association, 633 West Fifth Street, 24th Floor, Los Angeles, California 90071, Attention: Corporate Trust Services, or such other address furnished in writing by the Trustee to the Company."

6.           Article VIII, Section 8.02(a) of the Agreement is hereby amended and restated to read as follows:

"(b)           At least one officer shall sign the Notes for the Company by manual or facsimile signature."

7.           This Supplemental Agreement shall constitute the adoption of the Agreement by U.S. Bank and U.S. Bank's agreement to be bound by the terms and conditions of the Agreement.

IN WITNESS WHEREOF, this Supplemental Agreement is executed by the Parties on the respective dates shown below.

MINISTRY PARTNERS INVESTMENT
CORPORATION, a California corporation

Date:	August _____, 2008	By:
Billy M. Dodson, President

U.S. BANK NATIONAL ASSOCIATION

By:
Date:	August _____, 2008	Fonda Hall, Vice President

CERTIFICATE BY SECRETARY OF CONSENT BY ALPHA CLASS NOTEHOLDERS

THIS IS TO CERTIFY:

That I am the duly elected, qualified and acting Secretary of the above-named corporation and that the above and foregoing Supplemental Agreement was approved and consented to by a Majority In Interest of the Alpha Class Noteholders on August ___, 2008 by written consent without a meeting.

IN WITNESS WHEREOF, I have hereunto set my hand this ___ day of August, 2008.

Van C. Elliott, Secretary